$1,800,000

SECOND AMENDED AND RESTATED PROMISSORY NOTE

From

Gamers Factory, Inc.

A Maryland Corporation

Borrower

To The Order Of

The Columbia Bank

A Maryland Banking Institution

Lender

Dated as of December 29, 2009

$1,800,000 Lutherville, Maryland

December 29, 2009

SECOND AMENDED AND RESTATED
PROMISSORY NOTE

This Second Amended and Restated Promissory Note amends and restates that certain Amended and Restated Revolving Line of Credit Promissory Note, dated July 7, 2006, in the amount of up to Five Million Dollars ($5,000,000), payable by Gamers Factory, Inc. to The Columbia Bank, as the same was subsequently amended, modified and/or restated. Any and all prior versions of the Amended and Restated Revolving Line of Credit Promissory Note shall merge and be incorporated into and become part of this Second Amended and Restated Promissory Note, so that the terms of same shall be enforceable except as specifically modified herein. This note instrument is an amendment and restatement of a negotiable instrument and not a novation. Lender has been the sole payee and holder of the Amended and Restated Revolving Line of Credit Promissory Note, and all prior versions thereof, and has made no assignment to any third party of any rights contained herein or in the Loan Documents. The Amended and Restated Revolving Line of Credit Promissory Note and Loan Documents are being amended to, among other things, pay down, fix and term out the amount of the Amended and Restated Revolving Line of Credit Promissory Note to $1,800,000 as provided in the Second Amended and Restated Loan Agreement.

FOR VALUE RECEIVED, the undersigned, Gamers Factory, Inc. (the "**Borrower**"), promise unconditionally to pay to the order of The Columbia Bank, a Maryland banking institution, its successors or assigns (the "**Lender**"), during the Lender's regular business hours at the Lender's offices at the address set forth in paragraph 27 below, or at such other place as the Lender may from time to time designate, the principle amount (the "**Principle Amount**"), together with interest on the unpaid Principle Amount outstanding from time to time at the rate or rates hereafter specified and any and all other sums which may be owing to Lender by Borrower pursuant to this Second Amended and Restated Note and Loan Documents (as hereinafter defined). The following terms shall apply to this Note:

1. Loan Agreement. This Second Amended and Restated Promissory Note (the "**Note**") is subject to the provisions of that certain Second Amended and Restated Loan Agreement among the Lender, the Borrower and Todd S. and Whitney A. Hays (the "Hayses") of even date herewith, as modified from time to time (the "**Second Amended and Restated Loan Agreement**"). To the extent not defined herein, defined terms shall have the meaning ascribed to them in the Second Amended and Restated Loan Agreement.

2. Principle Amount. The amount of One Million Eight Hundred Thousand Dollars ($1,800,000) pursuant to the terms of the Second Amended and Restated Loan Agreement.

3. Interest Rate. As long as there is no existing uncured "Event of Default," as hereafter defined, and makers keep their primary depository accounts at Lender, interest shall accrue and be payable on the outstanding Principle Amount at a rate of interest of eight percent (8%) (the "**Interest Rate**"). In the event makers move their primary depository accounts from Lender without Lender's written consent or in connection with Approved Indebtedness, the Interest Rate shall increase to a fixed rate of interest of ten percent (10%), provided it may further increase in the Event of Default as provided in the next paragraph. Interest and fees, if any, shall be calculated on the basis of a year of three hundred sixty (360) days applied to the actual days on which there exists an unpaid balance under this Note (the "**Actual/360 Computation**"). The Actual/360 Computation determines the annual effective yield by taking the stated (nominal) rate for a one year period and dividing said rate by 360 to determine the daily periodic rate to be applied for each day in the applicable period. Application of the Actual/360 Computation produces an annualized effective interest rate exceeding the nominal rate.

4. Default Interest Rate. Upon an "Event of Default," as hereafter defined, the Lender, in the Lender's sole discretion and without notice or demand, may raise the rate of interest accruing on the outstanding Principle Amount by three (3) percentage points above the Interest Rate, independent of whether the Lender elects to accelerate the unpaid principle balance as a result of such default. Such default interest rate shall continue, in the Lender's sole discretion, until all defaults are cured. In no event shall this clause be construed as an agreement or privilege to extend the date of any payment due hereunder or under the other Loan Documents, nor as a waiver of any right or remedy accruing to Lender by reason of the occurrence of any Event of Default.Interest Payments. The Borrower shall pay accrued and unpaid interest, plus any late payment charges or default interest, in consecutive monthly installments beginning on February 1, 2010 (the "**Closing Date**"), and continuing on the same calendar day of each succeeding month until all sums due under this Note and the Loan Documents have been paid in full. In the event periodic accruals of interest shall exceed any periodic payment specified by Lender, the fixed payment shall be immediately increased, or additional supplemental interest payments required on the same periodic basis as specified above (increased fixed payments or supplemental payments to be determined in the Lender's sole discretion), in such amounts and at such times as shall be necessary to pay all accruals of interest for the period and all accruals of unpaid interest from previous periods. Such adjustments to the fixed payment amount or supplemental payments shall remain in effect for so long as the interest accruals shall exceed the original fixed payment amount and shall be further adjusted upward or downward to reflect changes in the fixed rate. At Closing, Borrower shall prepay interest that will accrue during the balance of December, 2009.

5. Principle Payments. The Borrower shall repay the outstanding Principle Amount in consecutive level monthly installments of principle, based on a twenty (20) year amortization of Principle commencing on the Closing Date, until all sums due under this Note and the Loan Documents have been paid in full. Unless sooner paid, the Borrower shall repay the entire outstanding Principle Amount together with all accrued and unpaid interest and charges, as well as all other sums under this Note and Loan Documents, including the Obligations, on the fifth (5th) anniversary of the Closing Date, which is the final and absolute due date of this Note (the "**Maturity Date**"); provided, however, the Lender may, in its sole and

absolute discretion, extend the Maturity Date pursuant to a written letter agreement or extension agreement from the Lender to the Borrower, or the Lender may terminate the Second Amended and Restated Loan Agreement, as provided therein, in which case the extended date disclosed in that agreement, or the termination date, shall be the Maturity Date.

6. Principle and Interest Payments. The principle and interest payments specified above shall be payable in consecutive monthly installments of principal and interest commencing on February 1, 2010, and continuing on the same day of each calendar period thereafter, in sixty (60) equal payments of Fifteen Thousand and Fifty Five Dollars and Ninety Two Cents ($15,055.92), with one final payment of all remaining principle and accrued interest due on December 29, 2014.

7. Repayment Extension. If any payment of principle or interest shall be due on a Saturday, Sunday or any other day on which banking institutions in the State of Maryland are required or permitted to be closed, such payment shall be made on the next succeeding business day and such extension of time shall be included in computing interest under this Note.

8. Remedial Charges. The Borrower shall pay a late charge (the "**Late Charge**") equal to five percent (5%) of the amount of any payment in whole or in part due under this Note if such payment is not received by the Lender within ten (10) days after its due date. The Late Charge shall be payable to the Lender on demand, or if demand is not made, then on the due date of the next payment under this Note. A similar Late Charge may be imposed for each successive 30-day period during which all or any portion of such payment remains delinquent. The Borrower shall pay a fee not to exceed $40 for each check, negotiable order of withdrawal or draft issued in connection with the Loan that is returning because it is dishonored. Such remedial charges shall be in addition to, and not in lieu of, any other right or remedy the Lender may have, including the right to receive Principle and interest and to reimbursement of costs and expenses.

9. Manner and Application of Payments. All payments due hereunder shall be paid in lawful money of the United States of America which shall be legal tender in payment of all debts and dues, public and private, in immediately available funds, without offset, deduction or recoupment. Any payment by check or draft shall be subject to the condition that any receipt issued therefore shall be ineffective unless the amount due is actually received by the Lender. Each payment shall be applied first to the payment of any and all costs, fees and expenses incurred by or payable to the Lender in connection with the collection or enforcement of this Note, second to the payment of all unpaid late charges (if any), third, to the payment of all accrued and unpaid interest hereunder and fourth, to the payment of the unpaid Principle Amount, or in any other manner which the Lender may, in its sole discretion, elect from time to time.

10. Prepayment. Except as otherwise provided in this paragraph, this Note may be prepaid in whole or in part at any time without premium or penalty (except as otherwise provided herein), provided that each payment shall be accompanied by payment of all unpaid costs, fees, expenses and late charges, if any, which are due plus all accrued and unpaid interest due as of the date of such prepayment. All partial prepayments shall be applied to any Principle

installment payments in the inverse order of their maturity. Any partial prepayment will not excuse any later scheduled payments until the Obligations are paid in full.

11. Obligations. The term "Obligations" shall mean the full and punctual observance and performance of all present and future duties, covenants and responsibilities due to the Lender by the Borrower of any nature whatsoever, including all past, present and future indebtedness and liabilities of the Borrower to the Lender for the payment of money (extending to the Principle Amount and all interest, fees, late charges, expense payments, liquidation costs, and attorneys' fees and expenses), whether similar or dissimilar, related or unrelated, matured or unmatured, direct or indirect, contingent or noncontingent, primary or secondary, alone or jointly with others, now due or to become due, now existing or hereafter created, and whether or not now contemplated.

12. Loan Documents. The Obligations of the Borrower evidenced by this Note are evidenced by, secured by, guaranteed by, and are a part of the Obligations referred to in the Loan Documents.

13. Obligor. The term "Obligor" shall mean, individually and collectively, the Borrower, each endorser, guarantor and surety of this Note, any person who is primarily or secondarily liable for the repayment of this Note or any portion thereof, and any person who has granted security for the repayment of this Note, together with such person's heirs, personal representatives, successors and assigns.

14. Events of Default. The occurrence of any one or more of the following events shall constitute an "**Event of Default**" under this Note:

a. the failure of the Borrower to pay when due, time being of the essence, any sum due and payable under this Note.

b.the o ccurrence of any event constituting an Event of Default as defined in the Loan Agreement.

c. If any non-payment default is curable, it may be cured, if Borrower: (i) cures the default within fifteen (15) days of notice from Lender; or (ii) if the cure requires more than fifteen (15) days from the date of notice, immediately initiate steps which Lender deems in Lender's sole but reasonable discretion to be sufficient to cure the default and thereafter continues and completes all reasonable and necessary steps sufficient to produce compliance as soon as reasonably practical.

d.The dissolution, merger, acquisition, consolidation or termination of existence of Borrower;

e. Borrower or any endorser, guarantor or any other person or entity liable for the payment hereof (i) becomes insolvent or unable to pay his/her/its debts as they come due, (ii) makes application for the appointment of a receiver or files a petition under any provision of the United states Bankruptcy Code or other insolvency law or statute, (iii) makes an

assignment for the benefit of creditors, or (iv) has a judgment entered against him/her/it in excess of $50,000;

f. the Lender makes a determination in reasonable good faith that it deems itself insecure or that a material adverse change has occurred in the financial condition of Borrower or any endorser, guarantor or any other person or entity liable for the payment hereof;

g.a mater ial change in the ownership, control or management of Borrower, unless such change is approved by the Lender in its sole discretion;

h.exce pt as permitted under the Loan Documents, the sale or transfer by Borrower or any endorser, guarantor or any other person or entity liable for the payment hereof of all or substantially all of such person's assets other than in the ordinary course of business;

i. a warranty or representation made or deemed made in the Loan Documents or furnished the Lender in connection with the Loan evidenced by this Note proves materially false, or if of a continuing nature, becomes materially false;

j. At the Lender's option, any default in payment or performance of any obligation under any other loans, contracts or agreements of Borrower, any Subsidiary or Affiliate of Borrower, the holder(s) of the majority of the voting stock of Borrower with the Lender ("**Affiliate**" shall have the meaning as defined in 11 U.S.C. § 101, except that the term "**Borrower**" shall be substituted for the term "**Debtor**" therein; "**Subsidiary**" shall mean any business in which Borrower holds, directly or indirectly, a controlling interest);

k.B orrower or any endorser, guarantor or any other person or entity liable for the payment hereof commits fraud or makes a material misrepresentation at any time in connection with this Note; or

l. The death of Todd S. Hays.

15. Rights and Remedies Upon Default. Upon the occurrence of an Event of Default hereunder, the Lender, in the Lender's sole discretion and without notice to the Borrower or any other Obligor, may: (a) declare the entire outstanding Principle Amount, together with all accrued interest and all other sums due under this Note to be immediately due and payable, and the same shall thereupon become immediately due and payable without presentment, demand or notice which are hereby expressly waived; (b) exercise its right of setoff against any money, funds, credits or other property of any nature whatsoever of the Borrower now or at any time hereafter in the possession of, in transit to or from, under the control or custody of, or on deposit with, the Lender or any affiliate of the Lender in any capacity whatsoever, including without limitation, any balance of any deposit account and any credits with the Lender or any affiliate of the Lender (the "**Possessory Collateral**"); (c) terminate any outstanding commitments of the Lender to the Borrower or any other Obligor; (d) exercise its right to confess judgment against the Borrower as provided hereinafter; and (e) exercise any or all rights, powers, and remedies provided for in the Loan Documents or now or hereafter existing at law, in equity, by statute or otherwise.

16. Remedies Cumulative. Each right, power and remedy of the Lender hereunder, under the Loan Documents or now or hereafter existing at law, in equity, by statute or otherwise shall be cumulative and concurrent, and the exercise or beginning of the exercise of any one or more of them shall not preclude the simultaneous or later exercise by the Lender of any or all such other rights, powers or remedies. No failure or delay by the Lender to insist upon the strict performance of any one or more provisions of this Note or of the Loan Documents or to exercise any right, power or remedy consequent upon a breach thereof or default hereunder shall constitute a waiver thereof or preclude the Lender from exercising any such right, power or remedy. By accepting full or partial payment after the due date of any amount of principle of or interest on this Note, or other amounts payable on demand, the Lender shall not be deemed to have waived the right either to require prompt payment when due and payable of all other amounts of Principle of or interest on this Note or other amounts payable on demand, or to exercise any rights and remedies available to it in order to collect all such other amounts due and payable under this Note.

17. Security. As security for the payment of the obligations under this Note or any of the Loan Documents, the Borrower and any Obligor who signs this Note and/or any Loan Document hereby grants a security interest in the Possessory Collateral. The Obligations of the Borrower are also guaranteed and secured by the collateral described in the Loan Documents.

18. Confession of Judgment. Upon the occurrence of any Event of Default hereunder, the Borrower authorize any attorney admitted to practice before any court of record in the United States to appear on behalf of the Borrower in any court having jurisdiction in one or more proceedings, or before any clerk thereof or prothonotary or other court official, and to CONFESS JUDGMENT AGAINST THE BORROWER, WITHOUT PRIOR NOTICE OR OPPORTUNITY OF THE BORROWER FOR PRIOR HEARING, in favor of the Lender for the full amount due on this Note (including the outstanding Principle Amount, accrued interest and any and all other costs, fees, expenses and late charges) plus court costs and attorneys' fees of fifteen percent (15%) of the total amount then due hereunder. Notwithstanding the amount of any such judgment the Lender agrees by accepting this Note to use reasonable efforts to obtain legal counsel who will charge the Lender for services on an hourly basis, at his or her customary hourly rate(s) and only for time expended and actual expenses incurred, and Lender agrees not to enforce a judgment for legal fees against the Borrower in an amount in excess of the fees and expenses actually charged to the Lender for services rendered by, and for actual expenses incurred by its counsel in connection with such confession of judgment and the collection of all amounts owed by Borrower to Lender. Borrower waive the benefit of any and every statute, ordinance or rule of court which may be lawfully waived conferring upon the Borrower any right or privilege of exemption, homestead rights, appeal, stay of execution or supplementary proceedings, inquisition, extension upon any levy on real estate or personal property, and any other relief from the enforcement or immediate enforcement of a judgment or related proceedings on a judgment. The authority and power to appear for and enter judgment against the Borrower shall not be exhausted by one or more exercises thereof, or by any imperfect exercise thereof, and shall not be extinguished by any judgment entered pursuant thereto; such authority and power may be exercised on one or more occasions, from time to time, in the same or different jurisdictions, as often as the Lender shall deem necessary or advisable, for all of which this Note shall be sufficient authority.

19. Collection Expenses. If this Note is placed in the hands of an attorney for collection following the occurrence of an Event of Default hereunder, the Borrower agree to pay to the Lender upon demand all costs and expenses, including without limitation, all attorney's fees and court costs incurred by the Lender in connection with the enforcement or collection of this Note (whether or not any action has been commenced by the Lender to enforce or collect this Note) or in successfully defending any counterclaim or other legal proceeding brought by the Borrower contesting the Lender's right to collect the outstanding Principle Amount. The obligation of the Borrower to pay all such costs and expenses shall not be merged into any judgment by confession against the Borrower. All of such costs and expenses shall bear interest at the higher of the rate of interest provided herein or any default rate of interest provided herein, from the date of payment by the Lender until repaid in full.

20. Interest Rate After Judgment. If judgment is entered against the Borrower on this Note, the amount of the judgment entered (which may include Principle, interest, fees, and costs) shall bear interest at the higher of: (a) the rate of interest provided herein; (b) any default rate of interest provided herein; or (c) the legal rate of interest then applicable to judgments in the jurisdiction in which judgment was entered.

21. Maximum Rate of Interest. Notwithstanding any provision of this Note or the Loan Documents to the contrary, the Borrower shall not be obligated to pay interest pursuant to this Note in excess of the maximum rate of interest permitted by the laws of any state determined to govern this Note or the laws of the United States applicable to loans in such state. If any provisions of this Note shall ever be construed to require the payment of any amount of interest in excess of that permitted by applicable law, then the interest to be paid pursuant to this Note shall be held subject to reduction to the amount allowed under applicable law and any sums paid in excess of the interest rate allowed by law shall be applied in reduction of the Principle balance outstanding pursuant to this Note. The Borrower acknowledges that it has been contemplated at all times by the Borrower that the laws of the State of Maryland will govern the maximum rate of interest that it is permissible for the Lender to charge the Borrower pursuant to this Note.

22. Certain Waivers By the Borrower. The Borrower waives demand, presentment, protest, and notice of demand, of non-payment, of dishonor, and of protest of this Note. The Lender, without notice to or further consent of the Borrower or any other Obligor and without in any respect compromising, impairing, releasing, lessening or affecting the obligations of the Borrower or any other Obligor hereunder or under any of the Loan Documents, may: (a) release, surrender, waive, add, substitute, settle, exchange, compromise, modify, extend or grant indulgences with respect to (i) this Note, (ii) any of the Loan Documents, (iii) all or any part of any collateral or security for this Note, and/or (iv) any Obligor; (b) complete any blank space in this Note according to the terms upon which the loan evidenced hereby is made; and (c) grant any extension or other postponements of the time of payment hereof. Any person signing this Note for Borrower is authorized to modify the terms of this Note or any instrument securing, guarantying or relating to this Note.

23. Choice of Law; Forum Selection; Consent to Jurisdiction. This Note shall be governed by, construed and interpreted in accordance with the laws of the State of Maryland (excluding the choice of law rules thereof). The Borrower hereby (a) agrees that all disputes and

matters whatsoever arising under, in connection with, or incident to this Note shall be litigated, if at all, in and before a court located in the State of Maryland to the exclusion of the courts of any other state or country and (b) irrevocably submits to the non-exclusive jurisdiction of any Maryland court or federal court sitting in the State of Maryland in any action or proceeding arising out of or relating to this Note, and hereby irrevocably waives any objection to the laying of venue of any such action or proceeding in any such court and any claim that any such action or proceeding has been brought in an inconvenient forum. A final judgment in any such action or proceeding shall be conclusive and may be enforced in any other jurisdiction by suit on the judgment or in any other manner provided by law.

24. Commercial Purposes. The Borrower acknowledge and warrant that (a) the indebtedness evidenced by this Note is incurred for the purpose of acquiring or carrying on a business or commercial enterprise and that such indebtedness is a "commercial loan" within the meaning of Title 12 of the Commercial Law Article of the Annotated Code of Maryland, as amended; and (b) all proceeds arising from the indebtedness will be used solely in connection with such business or commercial enterprise; and (c) the proceeds of such indebtedness will not be used for the purchase of registered equity securities within the purview of Regulation "U" issued by the Board of Governors at the Federal Reserve System.

25. Subsequent Holders. In the event that any holder of this Note transfers this Note for value, the Borrower agrees that except with respect to subsequent holders with actual knowledge of a claim or defense, no subsequent holder of this Note shall be subject to any claims or defenses which the Borrower may have against a prior holder (which claims or defenses are not waived as to prior holders), all of which are waived as to the subsequent holder, and that all such subsequent holders shall have all of the rights of a holder in due course with respect to the Borrower even though the subsequent holder may not qualify, under applicable law, absent this paragraph, as a holder in due course.

26. Invalidity of Any Part. If any provision or part of any provision of this Note shall for any reason be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision (or any remaining part of any provision) of this Note, and this Note shall be construed as if such invalid, illegal or unenforceable provision (or part thereof) had never been contained in this Note, but only to the extent of its invalidity, illegality, or unenforceability. In any event, if any such provision pertains to the repayment of the indebtedness evidenced by this Note, then and in such event, at the Lender's option, the outstanding Principle Amount, together with all accrued and unpaid interest thereon, shall become immediately due and payable.

27. **WAIVER OF JURY TRIAL. THE BORROWER HEREBY (i) COVENANTS AND AGREES NOT TO ELECT A TRIAL BY JURY OF ANY ISSUE TRIABLE OF RIGHT BY A JURY, AND (ii) WAIVES TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO WHICH THE LENDER AND THE BORROWER MAY BE PARTIES ARISING OUT OF, IN CONNECTION WITH OR IN ANY WAY PERTAINING TO THIS NOTE, ANY OF THE LOAN DOCUMENTS AND/OR ANY TRANSACTIONS, OCCURRENCES, COMMUNICATIONS, OR UNDERSTANDINGS (OR THE LACK OF ANY OF THE FOREGOING) RELATING IN ANY WAY TO THE BORROWER-LENDER RELATIONSHIP BETWEEN THE PARTIES. IT IS**

UNDERSTOOD AND AGREED THAT THIS WAIVER CONSTITUTES A WAIVER OF TRIAL BY JURY OF ALL CLAIMS, WHETHER INITIATED BY THE BORROWER AGAINST THE LENDER OR INITIATED BY THE LENDER AGAINST THE BORROWER. THIS WAIVER OF JURY TRIAL IS SEPARATELY GIVEN, KNOWINGLY, WILLINGLY AND VOLUNTARILY MADE BY THE BORROWER AND THE BORROWER HEREBY AGREES THAT NO REPRESENTATIONS OF FACT OR OPINION HAVE BEEN MADE BY ANY INDIVIDUAL TO INDUCE THIS WAIVER OF TRIAL BY JURY OR TO IN ANY WAY MODIFY OR NULLIFY ITS EFFECT. THE LENDER IS HEREBY AUTHORIZED TO SUBMIT THIS NOTE TO ANY COURT HAVING JURISDICTION OVER THE SUBJECT MATTER AND THE BORROWER SO AS TO SERVE AS CONCLUSIVE EVIDENCE OF SUCH WAIVER OF RIGHT TO TRIAL BY JURY. THE BORROWER REPRESENTS AND WARRANTS THAT IT HAS BEEN REPRESENTED IN THE SIGNING OF THIS NOTE AND IN THE MAKING OF THIS WAIVER BY INDEPENDENT LEGAL COUNSEL, SELECTED OF ITS OWN FREE WILL, AND/OR THAT IT HAS HAD THE OPPORTUNITY TO DISCUSS THIS WAIVER WITH COUNSEL.

28. Service of Process. The Borrower hereby consents to process being served in any suit, action or proceeding instituted in connection with this Note by the mailing of a copy thereof to the Borrower by certified mail, postage prepaid, return receipt requested. The Borrower hereby irrevocably agrees that such service shall be deemed to be service of process upon the Borrower in any such suit, action or proceeding. Nothing in this Note shall affect the right of the Lender to serve process in any other manner otherwise permitted by law, and nothing in this Note will limit the right of the Lender otherwise to bring proceedings against the Borrower in the courts of any other jurisdiction or jurisdictions.

29. Notice. Any notice, demand, request or other communication which the Lender or the Borrower may be required to give hereunder shall be in writing, shall be effective and deemed received the following business day, when sent by overnight mail, upon transmission if sent by facsimile, or the third business day after deposited in first class United States mail, postage prepaid, and shall be addressed as follows, or to such other addresses as the parties may designate by like notice:

If to the Borrower:
Gamers Factory, Inc.
Attn.: Rodney Hillman
10957 McCormick Road
Hunt Valley, Maryland 21031

With a copy to:

Lawrence Yumkas, Esquire
Logan, Yumkas, Vidmar & Sweeney

2530 Riva Road, Suite 400
Annapolis, MD 21401

If to the Lender:

The Columbia Bank
1301 York Rd.
Lutherville, Maryland 21093
Attn: David B. Wooding, Senior Vice President

with a copy to:

Andrew L. Jiranek, Esquire
Jiranek Company, P.A.
16 Willow Avenue
Towson, Maryland 21286

Notwithstanding anything to the contrary, all notices and demands for payment from the Lender actually received in writing by the Borrower shall be considered to be effective upon the receipt thereof by the Borrower regardless of the procedure or method utilized to accomplish delivery thereof to the Borrower.

30. Miscellaneous. Time is of the essence under this Note. The paragraph headings of this Note are for convenience only, and shall not limit or otherwise affect any of the terms hereof. This Note and the Loan Documents, if any, constitute the entire agreement between the parties with respect to their subject matter and supersede all prior letters, representations, or agreements, oral or written, with respect thereto. The Lender may, without notice to or consent of the Borrower, sell, assign, pledge or transfer this Note or sell, assign, transfer or grant participations in all or any part of the obligations evidenced by this Note to others at any time and from time to time, and the Lender may divulge to any potential assignee, transferee or participant all information, reports, financial statements and documents obtained in connection with this Note and any other Loan Documents or otherwise. No modification, release, or waiver of this Note shall be deemed to be made by the Lender unless in writing signed by the Lender, and each such waiver, if any, shall apply only with respect to the specific instance involved. No course of dealing or conduct shall be effective to modify, release or waive any provisions of this Note or any of the other Loan Documents. This Note shall inure to the benefit of and be enforceable by the Lender and the Lender's successors and assigns and any other person to whom the Lender may grant an interest in the obligations evidenced by this Note and shall be binding upon and enforceable against the Borrower and the Borrower's successors, and assigns. Whenever used herein, the singular number shall include the plural, the plural the singular, and the use of the masculine, feminine, or neuter gender shall include all genders. This Note may be executed in any number of counterparts, all of which, when taken together shall constitute one Note. Borrower shall fully cooperate with Lender in the correction, if necessary, in Lender's reasonable discretion, of any and all Loan Documents so that all documents accurately describe the loan between Lender and Borrower. Borrower shall assume all costs including, without limitation, actual expenses, legal fees and marketing losses, for failing to

comply with Lender's requests within thirty (30) days. Borrower agree to supply Lender with whatever credit information Lender reasonably requests.

IN WITNESS WHEREOF, the Borrower has duly executed this Note under seal as of the day and year first hereinabove set forth.

WITNESS:

____

THE BORROWER

Gamers Factory, Inc.

By:______________________(SEAL)

Name: Todd Hays (Print)

Title: President CEO